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FOR IMMEDIATE RELEASE                       Contact:   Larry I. Kelley
                                                       President &
                             Chief Executive Officer
                                            Telephone: 864/433-8888, ext. 6220
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                     ONE PRICE CLOTHING ANNOUNCES RESIGNATION
                             OF CHIEF FINANCIAL OFFICER

DUNCAN, S.C., June 17, 1998 - Larry I. Kelley, President and Chief Executive Officer of One Price Clothing Stores, Inc. (NASDAQ: ONPR), announced today that Stephen A. Feldman, Executive Vice President and Chief Financial Officer resigned from the Company. Feldman had been associated with One Price since January 1995.

Kelley commented, "We will miss Steve's experience, commitment and significant contributions to the Company's success. It is always disappointing when good people leave the Company, but we understand and support Steve's decision." Kelley indicated that candidates to succeed Feldman will be evaluated quickly with the goal of naming a successor as soon as possible.

Mr. Feldman stated that his decision to leave One Price and accept a position with another retailer was due to personal reasons. "This decision was extremely difficult for me because I have greatly enjoyed my time with the Company. I felt that it was important to stay with One Price until I believed management had the Company on the right track toward improved earnings. The Company's first quarter results and strong May sales indicate to me that the Company's merchandise and pricing strategies are moving in the right direction," said Feldman.


Safe harbor statement under the Private Securities Litigation Reform Act of 1995 -- This press release may contain forward-looking statements. Important factors which may affect such statements are contained in the Company's Annual Report to Shareholders for the fiscal year ended January 31, 1998 and Form 10-Q for the fiscal quarter ended May 2, 1998 and may be contained in any subsequent reports filed by the Company with the Securities and Exchange Commission.